Exhibit 99.1

LEAPFROG REPORTS SECOND QUARTER 2012 NET SALES INCREASED 31%

Bottom Line Results Improved by $0.09 Per Share

Raises Full Year 2012 Guidance

EMERYVILLE, Calif.—August 1, 2012—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the second quarter ended June 30, 2012.

Highlights of second quarter 2012 results compared to second quarter 2011 results:

•	Consolidated net sales were $71 million, up 31%.
•	Gross margin was 39.9%, up 500 basis points.
•	Net loss per share was $0.12, an improvement of $0.09.
•	Cash and cash equivalents were $127 million as of June 30, 2012, an increase of $69 million compared to the balance as of June 30, 2011.

Highlights of six month 2012 results compared to six month 2011 results:

•	Consolidated net sales were $143 million, up 52%.
•	Gross margin was 40.6%, up 790 basis points.
•	Net loss per share was $0.26, an improvement of $0.29.

“We delivered terrific second quarter results, driven by the strong demand for LeapPad1 and its content,” said John Barbour, Chief Executive Officer. “LeapPad1 continues to be the best-selling children’s learning tablet in the USA, UK and Canada.

“This summer, we launched a new significantly enhanced LeapPad, the Leapad2, plus the next generation of educational video gaming systems, the LeapsterGS. We are excited about the initial response to these two exciting new platforms – both will start shipping in early August.

“In addition, we have an extensive content library of hundreds of fun educational games, videos, apps, music and books all curated by our team of learning experts and available in cartridge or by digital download.”

Financial Overview for the Second Quarter 2012 Compared to the Second Quarter 2011

Second quarter 2012 net sales were $71 million, up 31% compared to $54 million last year, and included a 1% negative impact from changes in currency exchange rates. Net sales growth was primarily driven by continued high consumer demand for LeapPad and strong content sales. Second quarter 2012 net sales increased 26% in the U.S. segment and increased 46% in the international segment, with international segment net sales including a 5% negative impact from changes in currency exchange rates. Gross profit was $29 million for the quarter, up 50% from a year ago. Gross margin was 39.9% for the second quarter 2012, up 500 basis points compared to a year ago. Loss from operations was $7 million for the second quarter 2012, an improvement of $6 million, or 43%, compared to a year ago.

LeapFrog Enterprises, Inc.

“We are executing against our stated goal of growing our earnings and delivering strong cash flow through disciplined growth and diligent cost control,” said Mark Etnyre, departing Chief Financial Officer. “As a result, we have grown our sales by 52%, improved our bottom line by $0.29 per share and increased our operating cash flow by $13 million during the first six months of this year compared to a year ago. With our award-winning educational entertainment portfolio, strong team, and commitment to innovation in technology, education, and content, we are well positioned to deliver earnings and cash flow growth in 2012 and beyond.”

Guidance

“Given the strength of our second quarter results and improved visibility to the second half of the year, we are raising our full year 2012 guidance,” continued Mr. Etnyre. “Our guidance is based on our best view as of today, but keep in mind that our full year 2012 results will be highly dependent on the economy and consumer sales during the all-important holiday season.”

For the full year 2012, we now expect:

•	Net sales to increase by 13% to 15% compared to 2011.
•	Net income per diluted share to be in the range of $0.61 to $0.66 compared to $0.30 in 2011.

For the third quarter of 2012, we expect:

•	Net sales to increase by 10% to 15% compared to the third quarter of 2011.
•	Net income per share to be in the range of $0.36 to $0.41 compared to $0.35 in the third quarter of 2011.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss second quarter 2012 financial results on August 1, 2012, at 2:00 p.m. Pacific Daylight Time (5:00 p.m. Eastern Daylight Time). The conference call will be webcast and can be accessed at LeapFrog's investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 13404560. A replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 13404560.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at leapfrog.com.

LeapFrog Enterprises, Inc.

TM & © LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, deterioration of global economic conditions, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our reliance on a small group of retailers for the majority of our gross sales, our dependence on our suppliers for our components and raw materials, the seasonality of our business, our growing focus on online products and services, system failures in our online services or web store, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to compete effectively with competitors, our ability to maintain or acquire licenses, third parties who claim we are infringing on their intellectual property rights, errors or defects in our products, privacy concerns about our Internet-connected products, the sufficiency of our liquidity, the risk associated with international operations, continued compliance and associated costs with and/or changes in laws and regulations, negative political developments, natural disasters, armed hostilities, terrorism, labor strikes or public health issues, the loss of members of our executive management team, continued ownership by a few stockholders of a majority of voting power in us, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2011 annual report on Form 10-K filed on February 29, 2012.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot, CFA	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$71,480	$54,420	$143,490	$94,098
Cost of sales	42,925	35,438	85,203	63,360
Gross profit	28,555	18,982	58,287	30,738

Operating expenses:
Selling, general and administrative	20,204	17,650	43,901	38,137
Research and development	8,849	8,141	17,738	16,372
Advertising	4,339	3,492	6,753	5,827
Depreciation and amortization	2,633	2,791	5,913	5,344
Total operating expenses	36,025	32,074	74,305	65,680
Loss from operations	(7,470)	(13,092)	(16,018)	(34,942)

Other income (expense):
Interest income	96	36	189	69
Interest expense	-	(44)	-	(80)
Other, net	(449)	(283)	(1,116)	(843)
Total other income (expense), net	(353)	(291)	(927)	(854)
Loss before income taxes	(7,823)	(13,383)	(16,945)	(35,796)
Provision for income taxes	287	387	622	160
Net loss	$(8,110)	$(13,770)	$(17,567)	$(35,956)

Net loss per share:
Class A and B - basic	$(0.12)	$(0.21)	$(0.26)	$(0.55)

Weighted average shares used to calculate net loss
per share:
Class A and B - basic	66,928	65,293	66,662	65,027

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30,		December 31,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$126,926	$57,733	$71,863
Accounts receivable, net of allowances for doubtful accounts of $3,891, $840 and $659, respectively	51,360	48,964	157,418
Inventories	52,650	63,398	34,288
Prepaid expenses and other current assets	9,325	9,266	8,078
Deferred income taxes	978	1,771	983
Total current assets	241,239	181,132	272,630
Long-term investments	-	2,681	2,681
Deferred income taxes	1,281	980	1,311
Property and equipment, net	19,437	18,184	17,881
Capitalized product costs, net	11,319	13,253	12,511
Goodwill	19,549	19,549	19,549
Other intangible assets, net	2,150	4,589	3,350
Other assets	1,591	2,023	1,119
Total assets	$296,566	$242,391	$331,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,200	$28,127	$34,629
Accrued liabilities	31,476	23,527	50,380
Income taxes payable	379	229	377
Total current liabilities	64,055	51,883	85,386
Long-term deferred income taxes	3,713	3,394	3,542
Other long-term liabilities	8,988	12,013	9,360
Stockholders' equity:
Class A Common Stock, par value $0.0001;
Authorized - 139,500 shares; Issued and outstanding: 58,230, 49,758 and 54,923, respectively	6	5	6
Class B Common Stock, par value $0.0001;
Authorized - 40,500 shares; Issued and outstanding: 8,953, 15,817 and 11,113, respectively	1	2	1
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	400,193	391,592	395,627
Accumulated other comprehensive income	(158)	2,025	(225)
Accumulated deficit	(180,047)	(218,338)	(162,480)
Total stockholders’ equity	219,810	175,101	232,744
Total liabilities and stockholders’ equity	$296,566	$242,391	$331,032

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating activities:
Net loss	$(8,110)	$(13,770)	$(17,567)	$(35,956)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,133	4,921	11,122	9,447
Deferred income taxes	203	58	212	111
Stock-based compensation expense	1,567	1,196	3,039	2,424
Loss on sale of long-term investments, net of tax	-	-	91	-
Loss on disposal of long-term assets	-	-	2	53
Allowance for doubtful accounts	(87)	(132)	3,252	279
Other changes in operating assets and liabilities:
Accounts receivable, net	5,742	(11,053)	102,842	108,835
Inventories	(14,166)	(8,384)	(18,293)	(15,191)
Prepaid expenses and other current assets	(114)	1,750	(1,234)	(821)
Other assets	(514)	152	(472)	(236)
Accounts payable	4,248	5,995	(2,435)	(3,312)
Accrued liabilities	1,380	2,120	(18,922)	(18,100)
Other long-term liabilities	(47)	312	(372)	388
Income taxes payable	43	184	2	62
Net cash (used in) provided by operating activities	(4,722)	(16,651)	61,267	47,983
Investing activities:
Purchases of property and equipment	(3,672)	(2,662)	(6,392)	(7,284)
Capitalization of product costs	(2,030)	(2,171)	(3,892)	(4,340)
Sale of investments	2,500	-	2,500	-
Other	-	-	-	2
Net cash used in investing activities	(3,202)	(4,833)	(7,784)	(11,622)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	1,074	1,682	2,739	1,944
Net cash paid for payroll taxes on restricted stock unit releases	(510)	(74)	(1,212)	(610)
Net cash provided by financing activities	564	1,608	1,527	1,334
Effect of exchange rate changes on cash	(470)	115	53	559
Net change in cash and cash equivalents	(7,830)	(19,761)	55,063	38,254
Cash and cash equivalents, beginning of period	134,756	77,494	71,863	19,479
Cash and cash equivalents, end of period	$126,926	$57,733	$126,926	$57,733

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$71,480	$54,420	$143,490	$94,098
Cost of sales (1)	42,925	35,438	85,203	63,360
Gross profit	28,555	18,982	58,287	30,738

Operating expenses: (2) (3)
Selling, general and administrative	20,204	17,650	43,901	38,137
Research and development	8,849	8,141	17,738	16,372
Advertising	4,339	3,492	6,753	5,827
Depreciation and amortization	2,633	2,791	5,913	5,344
Total operating expenses	36,025	32,074	74,305	65,680
Loss from operations	(7,470)	(13,092)	(16,018)	(34,942)

Other income (expense):
Interest income	96	36	189	69
Interest expense	-	(44)	-	(80)
Other, net	(449)	(283)	(1,116)	(843)
Total other income (expense), net	(353)	(291)	(927)	(854)
Loss before income taxes	(7,823)	(13,383)	(16,945)	(35,796)
Provision for income taxes	287	387	622	160
Net loss	$(8,110)	$(13,770)	$(17,567)	$(35,956)

(1)	Includes depreciation and amortization	2,500	2,130	5,209	4,103

(2)	Includes stock-based compensation as follows:
	Selling, general and administrative	1,335	1,016	2,644	2,120
	Research and development	232	180	395	304

(3)	Includes severance costs as follows:
	Selling, general and administrative	78	55	260	2,421
	Research and development	-	18	-	22

Segment data:
Net sales:
	U.S. segment	49,141	39,123	101,359	65,475
	International segment	22,339	15,297	42,131	28,623

Income (loss) from operations*:
	U.S. segment	(11,021)	(14,442)	(22,722)	(35,716)
	International segment	3,551	1,350	6,704	774

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.